☒

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2010

RIGEL PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

0-29889	94-3248524
(Commission File No.)	(IRS Employer Identification No.)

1180 Veterans Boulevard

South San Francisco, CA 94080

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (650) 624-1100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amendment and Restatement of Executive Employment Agreement

On December 16, 2010, the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) approved an amendment and restatement, effective January 1, 2011, of Dr. Donald G. Payan’s employment agreement with the Company entered into as of December 17, 2007, and amended and restated effective November 13, 2008 (as recently amended and restated, the “Employment Agreement”). The amendment (i) extends the term of the Employment Agreement such that it automatically renews on January 1, 2012 and each subsequent January 1st thereafter and (ii) revises the Employment Agreement’s COBRA premium benefit provision.

The foregoing summary of the amendment to the Employment Agreement is qualified in its entirety by reference to the complete text of the Employment Agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ending December 31, 2010 (the “Form 10-K”).

Amendment and Restatement of Change of Control Severance Plan

On December 16, 2010, the Compensation Committee  also approved an amendment and restatement, effective January 1, 2011, of the Rigel Pharmaceuticals, Inc. Amended and Restated Change of Control Severance Plan, dated December 17, 2007, and amended and restated effective November 13, 2008 (as recently amended and restated, the “Plan”).  The amendment to the Plan, among other things: (i) replaces the Plan’s parachute payment gross-up provision with a best-after-tax provision, (ii) extends the term of the Plan so that it automatically renews on January 1, 2012 and each subsequent January 1st  thereafter and (iii) revises the Plan’s COBRA premium benefit provision.

The foregoing summary of the amendment to the Plan is qualified in its entirety by reference to the complete text of the Plan, which will be filed as an exhibit to the Form 10-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 17, 2010	RIGEL PHARMACEUTICALS, INC.

	By:	/s/ Dolly A. Vance
Dolly A. Vance
Executive Vice President, General Counsel and Corporate Secretary